Exhibit 99.1

AMETEK Announces Record Fourth Quarter and Full Year Results

Berwyn, Pa., February 4, 2025 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the fourth quarter ended December 31, 2024.

AMETEK’s fourth quarter 2024 sales were a record $1.76 billion, a 2% increase over the fourth quarter of 2023. Operating income increased 5% to a record $469.0 million and operating margins were 26.6% in the quarter, up 90 basis points from the prior year. Operating cash flow in the quarter was a record $550.0 million, free cash flow was a record $498.3 million, and free cash flow to net income conversion was 129%.

On a GAAP basis, fourth quarter earnings per diluted share were a record $1.67. Adjusted earnings in the quarter were a record $1.87 per diluted share, up 11% from the fourth quarter of 2023. Adjusted earnings adds back non-cash, after-tax, acquisition-related intangible amortization of $0.20 per diluted share.

“AMETEK delivered strong results in the fourth quarter, with outstanding operating performance driving robust core margin expansion, record earnings and strong cash flow growth,” stated David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Our operational flexibility and disciplined execution allowed us to successfully navigate a continued uncertain macro-economic environment and position AMETEK for continued long-term success.”

For the full year, AMETEK’s sales were $6.94 billion, an increase of 5% over 2023. On a GAAP basis, full year 2024 operating income was $1.78 billion, or 25.6% of sales, and earnings were $5.93 per diluted share. Full year operating cash flow was $1,829 million, up 5%, versus 2023.

Full year adjusted operating income was $1.81 billion, up 6% versus the prior year, and adjusted operating income margins were 26.1%. Full year adjusted earnings were $6.83 per share, an increase of 7% over 2023’s comparable adjusted earnings of $6.38 per share. AMETEK established annual records for sales, operating income, EBITDA, operating cash flow, free cash flow and both GAAP and adjusted earnings per share.

A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.

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Electronic Instruments Group (EIG)
EIG sales in the fourth quarter were $1.21 billion, down 2% from the fourth quarter of 2023. EIG’s operating income in the quarter increased 8% to a record $386.6 million with operating income margins a record 31.8%, up 280 basis points versus the prior year.

“EIG’s fourth-quarter operating performance was outstanding as our businesses delivered strong profit growth and robust margin expansion,” commented Mr. Zapico. “This level of operating performance reflects the strength of our Growth Model and the quality of our highly differentiated EIG businesses.”

Electromechanical Group (EMG)
EMG sales in the fourth quarter were $546.7 million, up 11% from the fourth quarter of 2023. EMG’s fourth quarter operating income was $111.2 million and operating income margins were 20.3% in the quarter.

“Overall EMG sales were up nicely in the quarter driven by the contributions from the acquisition of Paragon Medical and continued strong growth across our Aerospace and Defense businesses,” stated Mr. Zapico. “While this revenue growth was partially offset by the impact of the normalization of inventory levels across our OEM customer base, we were encouraged by our second consecutive quarter of strong organic order growth.”

2025 Outlook

“AMETEK delivered solid results in the fourth quarter and for the full year, demonstrating the strength and flexibility of the AMETEK Growth Model and the outstanding contributions from all AMETEK colleagues. We are well positioned as we enter 2025 with leading positions across a diverse set of attractive markets and significant balance sheet capacity to deploy on strategic acquisitions,” noted Mr. Zapico.

“For 2025, we expect overall sales to be up low single digits on a percentage basis compared to 2024. Adjusted earnings per diluted share are expected to be in the range of $7.02 to $7.18, an increase of 3% to 5% over the comparable basis for 2024,” he added.

"For the first quarter of 2025, overall sales are expected to be roughly flat compared to the same period last year. Adjusted earnings in the quarter are anticipated to be in the range of $1.67 to $1.69 per share, up 2% to 3% compared to the first quarter of 2024," concluded Mr. Zapico.

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Conference Call
AMETEK will webcast its fourth quarter 2024 investor conference call on Tuesday, February 4, 2025, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

About AMETEK
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales of approximately $7.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, Technology Innovation, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are "forward-looking statements." Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include risks related to AMETEK’s ability to consummate and successfully integrate future acquisitions; risks with international sales and operations, including supply chain disruptions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Forms 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247

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AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net sales	$1,761,602	$1,730,885	$6,941,180	$6,596,950

Cost of sales	1,116,853	1,115,850	4,464,713	4,212,485
Selling, general and administrative	175,768	170,043	696,905	677,006
Total operating expenses	1,292,621	1,285,893	5,161,618	4,889,491
Operating income	468,981	444,992	1,779,562	1,707,459
Interest expense	(22,000)	(24,117)	(112,962)	(81,795)
Other (expense) income, net	(2,626)	(3,939)	(5,061)	(19,252)
Income before income taxes	444,355	416,936	1,661,539	1,606,412
Provision for income taxes	57,098	74,072	285,415	293,224
Net income	$387,257	$342,864	$1,376,124	$1,313,188

Diluted earnings per share	$1.67	$1.48	$5.93	$5.67
Basic earnings per share	$1.68	$1.49	$5.95	$5.70

Weighted average common shares outstanding:
Diluted shares	232,107	231,794	232,168	231,509
Basic shares	231,149	230,782	231,256	230,519

Dividends per share	$0.28	$0.25	$1.12	$1.00

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net sales:
Electronic Instruments	$1,214,935	$1,236,227	$4,659,915	$4,624,250
Electromechanical	546,667	494,658	2,281,265	1,972,700
Consolidated net sales	$1,761,602	$1,730,885	$6,941,180	$6,596,950

Operating income:
Segment operating income:
Electronic Instruments	$386,649	$358,992	$1,428,409	$1,310,962
Electromechanical	111,189	112,316	456,501	496,569
Total segment operating income	497,838	471,308	1,884,910	1,807,531
Corporate administrative expenses	(28,857)	(26,316)	(105,348)	(100,072)
Consolidated operating income	$468,981	$444,992	$1,779,562	$1,707,459

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AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	December 31,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$373,999	$409,804
Receivables, net	948,830	1,012,932
Inventories, net	1,021,713	1,132,471
Other current assets	258,490	269,461
Total current assets	2,603,032	2,824,668

Property, plant and equipment, net	818,611	891,293
Right of use asset, net	235,666	229,723
Goodwill	6,555,877	6,447,629
Other intangibles, investments and other assets	4,417,983	4,630,220
Total assets	$14,631,169	$15,023,533

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$654,346	$1,417,915
Accounts payable and accruals	1,444,241	1,464,658
Total current liabilities	2,098,587	2,882,573

Long-term debt, net	1,425,375	1,895,432
Deferred income taxes and other long-term liabilities	1,451,903	1,515,337
Stockholders' equity	9,655,304	8,730,191
Total liabilities and stockholders' equity	$14,631,169	$15,023,533

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

Three Months Ended
December 31, 2024

Cash provided by operating activities (GAAP)	$550,017
Deduct: Capital expenditures	(51,725)
Free cash flow (Non-GAAP)	$498,292

Free Cash Flow Conversion (Free cash flow divided by net income) (Non-GAAP)	129%

	Year Ended December 31,
	2024	2023

Operating income (GAAP)	$1,779,562	$1,707,459
Paragon integration costs	29,231	—
Adjusted Operating income (Non-GAAP)	$1,808,793	$1,707,459

Operating income margin (GAAP)	25.6%	25.9%
Paragon integration costs	0.5%	—%
Adjusted Operating income margin (Non-GAAP)	26.1%	25.9%

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AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Diluted Earnings Per Share
	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023

Diluted earnings per share (GAAP)	$1.67	$1.48	$5.93	$5.67
Pretax amortization of acquisition-related intangible assets	0.27	0.26	1.07	0.93
Income tax benefit on amortization of acquisition-related intangible assets	(0.07)	(0.06)	(0.26)	(0.22)
Paragon integration costs	—	—	0.13	—
Income tax benefit on Paragon integration costs	—	—	(0.03)	—
Rounding	—	—	(0.01)	—
Adjusted Diluted earnings per share (Non-GAAP)	$1.87	$1.68	$6.83	$6.38

	Forecasted Diluted Earnings Per Share
	Three Months Ended		Year Ended
	March 31, 2025		December 31, 2025
	Low	High	Low	High

Diluted earnings per share (GAAP)	$1.46	$1.48	$6.19	$6.35
Pretax amortization of acquisition-related intangible assets	0.28	0.28	1.10	1.10
Income tax benefit on amortization of acquisition-related intangible assets	(0.07)	(0.07)	(0.27)	(0.27)
Adjusted Diluted earnings per share (Non-GAAP)	$1.67	$1.69	$7.02	$7.18

Use of Non-GAAP Financial Information
The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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